Exhibit 10.20

April 15, 2013

Gene Austin

RE: Offer of Employment

Dear Gene,

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as President reporting to Stephen Collins, Chief Executive Officer. You will be expected in this position to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment is to be determined. The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Office Location. Your primary office location will be in our Austin, TX Office located at 3900 N. Capital of Texas Hwy., Suite 300, Austin, TX 78731.

3. Compensation. The Company will pay you a base salary at a rate of $26,666.67 per month (annualized to $320,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements.

Austin, Gene - President

Key Executive Bonus Plan: In addition to your base salary, you will be eligible to participate in an annual Key Executive Bonus Plan (effective May 1, 2013 for FY’14) to be adopted each fiscal year that sets your targeted bonus amount to be paid upon achievement of defined goals for the company and you. In your initial year of employment, your targeted annual bonus will be $224,000 at 100% achievement, pro-rated from your date of hire. The first and last payment by the Company to you will be adjusted, if necessary, to reflect the commencement or termination date other than the first or last working day of a pay period.

4. Stock Ownership.

(a) Stock Options: Subject to approval by the Company’s Board of Directors, you will be granted an option under the Company’s 2012 Equity Incentive Plan to purchase 550,000 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such option as follows: One-fourth ( 1/4th) of the shares subject to the option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest on the corresponding day of each month thereafter, subject to your continued employment with the Company on any such date.

(b) Restricted Stock Units: Subject to the approval by the Company’s Board of Directors, you will be granted a restricted stock unit under the Company’s 2012 Equity Incentive Plan for 200,000 shares of the Company’s common stock. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such restricted stock units as follows:

Austin, Gene - President

Twenty-five percent (25%) of the total number of units will vest on the first day of the first calendar quarter following the first anniversary of your date of hire (e.g., if your date of hire is January 15, 2013, the first installment would vest on April 1, 2014) and an additional twenty-five percent (25%) of the total number of units will vest on the corresponding date of each year thereafter, subject to your continued employment with the Company on each such date. This restricted stock unit will be granted pursuant to a Restricted Stock Unit Award Agreement to be entered into between you and the Company.

(c) Vesting Acceleration: In the event of your Termination Upon Change of Control (as defined in Exhibit A attached hereto), one hundred (100%) of the total number of unvested shares subject to your option and restricted stock unit shall be immediately vest and become exercisable.

5. Severance Benefits. In the event that your employment with the Company is terminated, you will be entitled to receive certain severance benefits. The Company’s severance obligations, and the terms and conditions of such severance obligations are set forth in Exhibit A, which is incorporated into this letter agreement and attached hereto.

6. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

7. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

Austin, Gene - President

8. Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

9. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit B.

10. General. This offer letter, the Termination Upon Change of Control, EPIA, the Stock Option Agreement and the Restricted Stock Unit Award Agreement covering the shares described in paragraph 4, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the Termination Upon Change of Control, EPIA, the Stock Option

Austin, Gene - President

Agreement and the Restricted Stock Unit Award Agreement, on the other hand, the terms and provisions of the Termination Upon Change of Control, EPIA, the Stock Option Agreement and the Restricted Stock Unit Award Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.

11. Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.

12. Section 409A. It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Austin, Gene - President

Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this letter agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made the earliest of (i) the date called for under Company’s applicable policies, (ii) the time provided by this Agreement, and (iii) the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me not later than April 19, 2013.

Sincerely, BAZAARVOICE, INC. Kathy Smith-Willman, Director – People Relations Agreed and Accepted by:

Signature:	/s/ Gene Austin

Date: April 25, 2013

Austin, Gene - President

EXHIBIT A

1. Severance.

(a) As set forth in the accompanying letter agreement, you and the Company shall be entitled to terminate your employment with the Company at any time, for any or no reason. Upon your termination of employment, you shall be entitled to the following:

(i) if the Company terminates your employment for Cause, if you resign without Good Reason, or if your employment is terminated due to death or Disability, you shall be entitled to (A) your Base Salary through the date of termination; (B) reimbursement of all expenses, including travel, for which you are entitled to be reimbursed pursuant to the Company’s current expense reimbursement policy, but for which you have not yet been reimbursed; and (C) no other severance or benefits of any kind, except as set forth below or as otherwise required by law or pursuant to any written Company plans or policies, as then in effect;

(ii) [intentionally omitted]; and

(iii) in the event of a Termination Upon Change of Control, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive severance payments in an aggregate amount equal to twelve (12) months of your then-current Base Salary, to be paid in twelve (12) equal monthly installments beginning on the Company’s first regular payroll date following the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding.

(b) Conditions Precedent. Any severance payments contemplated by Section 1(a)(ii) above are conditional on your: (i) continuing to comply with the terms of the accompanying letter agreement and the EPIA; and (ii) complying with the release requirements of Section 1(c) below. Notwithstanding the foregoing, this Section 1(b) shall not limit your ability to obtain expense reimbursements pursuant to the Company’s current expense reimbursement policy or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(c) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 1(a)(ii) or Section 1(a)(iii) of this Exhibit A will be subject to your signing and not revoking a separation agreement including a general release of claims relating to your employment and/or the accompanying letter agreement and this Exhibit A against the Company or its successor, its subsidiaries and their respective

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directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form reasonably satisfactory to the Company or its successor (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Notwithstanding anything to the contrary in this Agreement, in the event that your termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination occurs, any severance that would be considered Deferred Payments (as defined in Section 3 of this Exhibit A) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (1) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 3 of this Exhibit A.

2. Definitions. The following terms shall have the meaning ascribed to each such term:

(a) “Termination Upon Change of Control” means any termination of your employment by the Company without Cause or as a result of your resignation with Good Reason during the period commencing on or after the date that the Company has signed a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve (12) months following the consummation of any transaction or series of transactions that results in a Change of Control.

(b) “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your Disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of the Company, (iii) the willful engaging by you in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) your breach of the terms of your agreement(s) with the Company relating to proprietary information and inventions assignment, including your

Austin, Gene - President

EPIA; or (vi) your material breach of the terms of this letter. For purposes of this letter, clauses (i), (v) and (vi) shall constitute “Cause” only after you have received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and have been given a reasonable cure period of not less than thirty (30) days.

(c) “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d) “Disability” means that you, at the time notice is given, have been unable to substantially perform your duties under the accompanying letter agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of your incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(e) “Good Reason” refers to the existence or occurrence of the following, provided in each case that your resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in your position with the Company or a successor entity that materially reduces your position, title, duties and responsibilities or

Austin, Gene - President

the level of management to which you report; (ii) a material reduction in your total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) (provided, that, for the avoidance of doubt, the Time-Based Option and the Performance-Based Option shall not be deemed compensation or benefits for purposes of this definition); or (iii) a relocation of your place of employment by more than fifty (50) miles from the Company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to Good Reason if and only if such change, reduction or relocation is effected without your consent.

3. Section 409A. The Company intends that all severance payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the severance benefits payable under this letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

4. Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with delivery confirmation, or (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective three business days following mailing) to you at the address set forth on the first page hereof or to the Company at the Company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of

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receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

Austin, Gene - President

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

Austin, Gene - President